Exhibit 23.11

Consent of Independent Registered Public Accounting Firm

The Partners

Energy Transfer Equity, L.P.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Energy Transfer Equity, L.P. of our reports dated February 18, 2011, with respect to the consolidated statements of income, cash flows, and partners’ capital for the year ended December 31, 2010 of RIGS Haynesville Partnership Co.

/s/ KPMG LLP

Dallas, Texas

November 13, 2013